Exhibit 99.1

GMX RESOURCES INC.
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.                                                            Ken L. Kenworthy, Jr.
Executive V. P., CFO                                                             President, CEO
405.600.0711 x316                                                                405.600.0711 x311

GMX RESOURCES INC. Announces 4Q07 & 2007 Production; Preliminary YE07 Reserve Estimate; Production Guidance for 1Q08 and CAPEX for 2008

Oklahoma City, Oklahoma, Monday, January 7, 2008 GMX RESOURCES INC., NASDAQ GSM: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announces that 4th quarter 2007 production is 2.7 BCFE, which compares to 1.4 BCFE for the 4th quarter 2006. This record production is 93% growth over 4th quarter 2006. Annual production for 2007 was 8.7 BCFE compared to 4.3 BCFE in 2006, an increase of 102%. “In addition to our continued record growth in production, our preliminary proved reserve estimate for year end 2007 is in the range of 400-450 BCFE,” stated Ken L. Kenworthy, Jr., Chief Executive Officer of GMXR. “This compares to 258 BCFE at the end of 2006, which equates to 55% — 74% growth in proved reserves. We continue to grow proved reserves and production, while keeping our finding costs low and reserves per share high.” Kenworthy added

The 2008 capital expenditures budget for GMXR has been approved by the Board for $175 million. It should fund 8 drilling rigs for the year and increase our total wells to be drilled to 128 gross/80 net wells in 2008. Funding for the 2008 preliminary budgeted capital expenditures is expected to be provided by cash flow from operations, increased availability under our bank credit facility as well as proceeds of additional debt, of which some could be equity-linked debt with minimal effect on equity. In 2007, our estimated CAPEX of $188 million funded the drilling of 120 gross/71 net wells with 7 – 8 rigs and substantial infrastructure additions including construction of Diamond Blue Drilling Rig #9 (wholly owned subsidiary of GMXR).

Our preliminary year end reserve estimate of 400 – 450 BCFE should be finalized in the next couple of weeks and will include some 20 acre PUDS. In 2007, eighteen 20 acre-spaced pilot wells proved very successful with a 24 hour initial production average rate of 1,495 MCFEPD, which is 10% above the average rate for a 40 acre-spaced well. Due to these results, we are now planning at least thirty new 20-acre spaced wells for 2008. Our production guidance for the 1st quarter 2008 is 2.8 BCFE, a 55% increase over 1st quarter 2007’s production of 1.8 BCFE.

We are delighted to announce that GMXR will be presenting at the Pritchard Capital Partners, LLC “Energize 2008” conference in San Francisco, January 8th – 10th, 2008. GMXR will make its presentation on Wednesday, January 9, 2008 in San Francisco, at 2:25 PM PST.

GMX RESOURCES INC. is a rapidly growing, ‘Pure Play’ E & P company with over 1150 high quality unconventional gas resource un-drilled locations. 8 rigs are currently drilling its large contiguous Cotton Valley (CV) Gas Resource Play on the Sabine Uplift; Carthage, North Field, East Texas, Panola & Harrison County. Development is focused in the Upper CV “Tight Gas Sands”; 234 gross / 127 net CV producers; with a 100% success rate and 16% developed; Travis Peak/Hosston Sands & Pettit Reservoirs (TP/P); 37 gross / 30 net TP/P producers; also containing Lower CV Bossier/Haynesville “Gas Shales”. These key resource layers provide repeatable organic growth at low finding and development costs for the Company and are contained in one contiguous ‘Core Area’ which constitutes 99% of Company’s NAV, consisting of 94% Natural Gas. Headquartered in Oklahoma City, Oklahoma, GMXR has interests in 289 gross / 169 net producing wells and operates 60% of its reserves. The Company’s strategy is steady production growth, maintaining low finding and development cost, growing & proving-up its natural gas reserves in this resource play with 8 rigs; which should continue to result in shareholder value growth.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.